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                                                                     EXHIBIT 5-1

                                                                     May 4, 1995


Michigan Consolidated Gas Company
500 Griswold Street
Detroit, MI  48226

Ladies and Gentlemen:

   I am acting as counsel for Michigan Consolidated Gas Company ("MichCon") in connection with the registration of up to $150,000,000 of First Mortgage Bonds designated Secured Medium-Term Notes, Series B (the "New Bonds") to be offered on a continuous or delayed basis pursuant to the provisions of Rule
415. The New Bonds are being registered under the Securities Act of 1933, as amended, by a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 4, 1995. In preparation for rendering my opinion hereafter expressed, I have examined the originals or copies, certified to my satisfaction, of such corporate records and other documents and certificates as I have deemed necessary.

   Based on the above, I am of the opinion that:

      1. MichCon is a corporation duly organized and validly existing under and pursuant to the laws of the State of Michigan.

      2. The New Bonds when sold, will be legally issued by MichCon, duly authorized, fully paid and nonassessable.

I hereby consent to the use of this opinion as Exhibit 5-1 to the Registration Statement and to the use of my name under the caption "Legal Opinions" in the Registration Statement.



                                            Very truly yours,


                                             /s/ Susan K. McNish
                                            ----------------------
                                                 Susan K. McNish
                                           General Counsel and Secretary
                                           Michigan Consolidated Gas Company